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                                                                     EXHIBIT 3.2

                                   EXHIBIT A

                           SIXTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                              DRUGSTORE.COM, INC.


     The undersigned, Peter M. Neupert and Mark L. Silverman, hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of drugstore.com, inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 2, 1998.

     3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:


                                   ARTICLE I

     "The name of this corporation is drugstore.com, inc. (the "Corporation").


                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.


                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

     (A) Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated, respectively, "Common Stock," "Serial Preferred
Stock" and "Preferred Stock"  The total number of shares which the
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Corporation is authorized to issue is Four Hundred Million (400,000,000) shares, each with a par value of $0.001 per share. Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, One Hundred Million (100,000,000) shares shall be Serial Preferred Stock and Fifty Million (50,000,000) shares shall be Preferred Stock.

     (B) Rights, Preferences and Restrictions of Serial Preferred Stock. The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Serial Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) The designation of the series, which may be by distinguishing number, letter or title.

          (ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

          (iii) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

          (iv)  Dates at which dividends, if any, shall be payable.

          (v) The redemption rights and price or prices, if any, for shares of the series.

          (vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (vii) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
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          (viii)  Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

          (ix) Restrictions on the issuance of shares of the same series or of any other class or series.

          (x) The voting rights, if any, of the holders of shares of the series.

     (C) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Sixth Amended and Restated Certificate of Incorporation shall consist of the series of Preferred Stock set forth below. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Ten Million (10,000,000) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Five Million Five Hundred Thousand (5,500,000) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Five Million (5,000,000) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of Two Million Three Hundred Thousand (2,300,000) shares. The fifth series of Preferred Stock shall be designated "Series E Preferred Stock" and shall consist of Twelve Million Three Hundred Thousand (12,300,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are as set forth below in this
Article IV(C).

          1. Dividend Provisions. The holders of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.08 per share per annum on each outstanding share of Series A Preferred Stock, the rate
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of $0.335 per share per annum on each outstanding share of Series B Preferred
Stock, the rate of $0.7825 per share per annum on each outstanding share of Series C Preferred Stock, the rate of $1.765 per share per annum on each outstanding share of Series D Preferred Stock, and the rate of $0.081416 per share per annum on each outstanding share of Series E Preferred Stock (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after June 17, 1999) payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. In addition, in the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted basis) to the amount paid or set-aside for each share of Common Stock of the Corporation whenever funds are legally available therefor, when, as and if declared by the Board of Directors.

          2.   Liquidation.

          (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.80 per share for each share of Series A Preferred Stock then held by them, (ii) $3.35 per share for each share of Series B Preferred Stock then held by them, (iii) $7.825 per share for each share of Series C Preferred Stock then held by them, (iv) $17.65 per share for each share of Series D Preferred Stock then held by them and (v) $0.81416 per share for each share of Series E Preferred Stock then held by them, plus declared but unpaid dividends (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after June 17, 1999). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of holders of any outstanding series of Serial Preferred Stock, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock in proportion to the preferential amount
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                                                                               5

each such holder is otherwise entitled to receive.

          (b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, subject to the rights of holders of any outstanding series of Serial Preferred Stock, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation available for distribution to stockholders.

          (c)  Certain Acquisitions.

          (i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall (A) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) where the stockholders of the Corporation own less than fifty percent (50%) of the voting power of the surviving entity after such merger or consolidation or (B) effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 2(c)(i) shall not apply to a merger effected solely for the purpose of changing the domicile of the Corporation.

          (ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

          (A) Securities not subject to investment letter or other similar restrictions on free marketability:

          (1) If traded on a securities exchange or The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

          (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

          (3) If there is no active
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                                                                               6

public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

          (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock.

          (iii) Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than five (5) days after the Corporation has given notice of any material changes provided for herein.

          (iv) Effect of Noncompliance.  In the event the requirements of
Section 2(c)(iii) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

          3.   Redemption.  The Preferred Stock is not redeemable.

          4. Conversion. The holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):
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          (a) Right to Convert.  Subject to Section 4(c), each share of Series
A, Series B, Series C, Series D and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.80 in the case of the Series A Preferred Stock, (ii) $3.35 in the case of the Series B Preferred Stock, (iii) $7.825 in the case of the Series C Preferred Stock, (iv) $17.65 in the case of the Series D Preferred Stock and (v) $0.81416 in the case of the Series E Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $0.80 for shares of Series A Preferred Stock, $3.35 for shares of Series B Preferred Stock, $7.825 for shares of Series C Preferred Stock, $17.65 for shares of Series D Preferred Stock and $0.81416 for shares of Series E Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

          (b) Automatic Conversion. Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in
Section 4(c), the Corporation's sale of its Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the public offering price of which is not less than $10.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in gross cash proceeds in excess of $15,000,000 and (ii) the date specified by written consent or agreement of the holders of at least two-thirds (2/3) of the then outstanding shares of Preferred Stock, voting together as a class.

          (c) Mechanics of Conversion. Before any holder of Series A, Series B, Series C, Series D or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for
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shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Conversion Price Adjustments of Preferred Stock for Certain Splits and Combinations. The Conversion Price of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

          (i) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the date upon which any shares of Series A, Series B or Series C Preferred Stock were first issued (the "Purchase Date" with respect to each such series), or after May 19, 1999 with respect to the Series D Preferred Stock (the "Purchase Date" with respect to the Series D Preferred Stock), or after June 17, 1999 with respect to the Series E Preferred Stock ( the "Purchase Date" with respect to the Series E Preferred Stock) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without a corresponding split or subdivision of the Preferred Stock or a corresponding dividend or other distribution to the Preferred Stock, then,
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as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as provided in Section 4(d)(iii) below.

          (ii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock without a corresponding decrease of the Preferred Stock, then, following the record date of such combination, the Conversion Price for each of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (iii) The following provisions shall apply for purposes of this
Section 4(d):

          (A) The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

          (B) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series A, Series B, Series C, Series D and Series E Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
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          (C) Upon the termination or expiration of the convertibility or exercisability of any such Common Stock Equivalents, the Conversion Price of each of the Series A, Series B, Series C, Series D and Series E Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.

          (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(e), the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of
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assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

          (h) No Fractional Shares and Certificate as to Adjustments.

          (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A, Series B, Series C, Series D or Series E Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B, Series C, Series D or Series E Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, Series D or Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

          (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A, Series B, Series C, Series D or Series E Preferred Stock, at least ten
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(10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series D and Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

          (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock shall be deemed given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or
(iv) five (5) days after having been deposited in the United States mail, postage prepaid. All notices shall be addressed to each holder of record at his address appearing on the books of the Corporation.

          5. Voting Rights. The holder of each share of Series A, Series B, Series C, Series D or Series E Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice
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                                                                              13

of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A, Series B, Series C, Series D or Series E Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          6. Protective Provisions. So long as at least 1,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, combinations or recapitalizations and the like), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two thirds (2/3) of the then outstanding shares of Preferred Stock, voting together as a class:

          (a) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A, Series B, Series C, Series D or Series E Preferred Stock with respect to voting, dividends, conversion or upon liquidation;

          (b) effect a liquidation, dissolution or winding up of the Corporation or a transaction described in Section 2(c)(i) above;

          (c) declare or pay any dividend to the holders of shares of Common Stock or Preferred Stock; or

          (d) amend, alter or repeal the Corporation's Certificate of Incorporation or Bylaws or take any other action, whether by merger, consolidation or otherwise, in a manner that would alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the shares of such class.

          7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be retired and canceled and shall not be reissued by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be
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                                                                              14

reissued.

     (D)  Common Stock.

          1. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the common stockholders of the Corporation.

          2. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

          3. Subject to the prior rights of holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          4. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in
Section 2 of Article IV(C).

          5.  The Common Stock is not redeemable.


                                   ARTICLE V

     In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation.


                                   ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.


                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  *    *    *

     The foregoing Sixth Amended and Restated Certificate of Incorporation, which both amends and restates the Certificate of Incorporation of the Corporation, as heretofore amended and restated, has been duly adopted by the corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245, and by written consent of stockholders pursuant to Section 228, of the General Corporation Law of the State of Delaware.

     Executed at Bellevue, Washington on________, 1999.



                                       ______________________________
                                       Peter M. Neupert, President


                                       ______________________________
                                       Mark L. Silverman, Secretary